EXHIBIT 99.1

GENERAL FINANCE CORPORATION REPORTS FIRST QUARTER RESULTS FOR FISCAL YEAR 2017

PASADENA, CA – November 7, 2016 – General Finance Corporation (NASDAQ: GFN), a leading specialty rental services company offering portable storage, modular space and liquid containment solutions in North America and in the Asia-Pacific region of Australia and New Zealand (the "Company"), today announced its consolidated financial results for the first quarter ended September 30, 2016.

First Quarter 2017 Highlights
•	Total revenues were $62.8 million, compared to $63.8 million for the first quarter of fiscal year 2016.
•	Leasing revenues comprised 67% of total non-manufacturing revenues in both the first quarters of fiscal years 2017 and 2016.
•	Leasing revenues increased by 12%, excluding the oil and gas sector and the favorable foreign exchange impact.
•	Adjusted EBITDA was $13.0 million, compared to $13.9 million in the first quarter of fiscal year 2016.
•	Adjusted EBITDA margin was 21%, compared to 22% in the first quarter of fiscal year 2016.
•
Net loss attributable to common shareholders was $2.1 million, or $0.08 per diluted share, comparable to net loss attributable to common shareholders of $2.0 million, or $0.08 per diluted share, for the first quarter of fiscal year 2016.

•	Average fleet unit utilization was 73%, compared to 75% in the first quarter of fiscal year 2016.
•	Two acquisitions completed in North America during the quarter.

Management Commentary

"Our North American leasing operations continued to benefit from geographic expansion and diversification," said Ronald Valenta, President and Chief Executive Officer. "We delivered increased leasing revenues during the first quarter of fiscal year 2017 outside of the oil and gas sector. In September, we began to see positive signs in the energy sector, including increased drilling activity and improved fleet utilization. In the Asia-Pacific region, our non-oil and gas leasing revenues also increased, primarily driven by continued strength from the construction sector and a moderately higher Australian dollar relative to the U.S. dollar.

Charles Barrantes, Executive Vice President and Chief Financial Officer, commented, "We remain focused on maintaining stringent expense controls during the fiscal year, while also expanding our geographic footprint in both of our venues."

Mr. Valenta concluded, "As part of our expansion and diversification strategy, we focus on pursuing accretive acquisitions and deploying capital and resources where we see healthy demand and opportunity in our core container business. To that end, in the first quarter, we opened three greenfield locations within our existing geographic footprint, two in North America and one in the Asia-Pacific, and added two new locations as a result of our acquisitions of two portable storage container businesses in the Pacific Northwest."

First Quarter 2017 Operating Summary

North America
Revenues from our North American leasing operations for the first quarter of fiscal year 2017 totaled $37.5 million, compared with $37.0 million for the first quarter of fiscal year 2016, an increase of 1%. Leasing revenues declined by approximately 2% on a year-over-year basis, primarily as a result of a 47% drop from the oil and gas sector.  However, leasing revenues increased from all other sectors by 16%, with notable increases in the commercial, construction and industrial sectors. Adjusted EBITDA for the first quarter of fiscal year 2016 was $8.6 million, compared with $9.6 million for the year-ago quarter. The decrease was primarily due to the softness in our liquid containment business.

North American manufacturing revenues for the first quarter of fiscal year 2017 totaled $1.7 million and included intercompany sales of $0.6 million from products sold to our North American leasing operations.  This compares to $2.2 million of total sales during the first quarter of fiscal year 2016 and negligible intercompany sales. On a stand-alone basis, prior to intercompany adjustments, adjusted EBITDA was a loss of approximately $0.4 million for the quarter, as compared to a loss of $0.8 million in the first quarter of fiscal year 2016. Our manufacturing operations continue to be affected by lack of demand for our portable liquid containment tanks and the establishment of new steel-based product lines.

Asia-Pacific
Revenues from the Asia-Pacific for the first quarter of fiscal year 2017 totaled $24.2 million, compared with $24.7 million for the first quarter of fiscal year 2016, a decrease of 2%. The decline in revenues occurred primarily in the retail, oil and gas, mining and government sectors, partially offset by an increase in the consumer sector, and was accompanied by a moderately favorable foreign exchange translation effect between periods. Non-oil and gas leasing revenues increased by 7% on a year-over-year basis, primarily as a result of increases in the construction and government sectors, and 5% overall. Adjusted EBITDA for the first quarter of 2017 was $6.0 million, compared with $6.3 million for the year-ago quarter, a decrease of 5%. On a local currency basis, total revenues declined by approximately 4% and adjusted EBITDA decreased by approximately 7%.

Balance Sheet and Liquidity Overview

At September 30, 2016, the Company had total debt of $365.7 million and cash and cash equivalents of $9.4 million, compared with $352.2 million and $9.3 million at June 30, 2016, respectively. At September 30, 2016, our Asia-Pacific leasing operations had $15.7 million (A$20.6 million) available to borrow under its $133.7 million (A$175.0 million) credit facility. An appraisal performed under our $232 million North America leasing operations credit facility reduced the estimated orderly liquidation value of our lease fleet, particularly mobile offices and modular buildings, used as collateral for this facility. As a result, the availability to borrow under the facility was significantly reduced from the $23.3 million available as of September 30, 2016. The Company plans to work with the lead lender of the syndicate to increase the amount of borrowing availability.

During the first quarter of fiscal year 2017, the Company used cash in operating activities of approximately $0.4 million, as compared to cash generated from operations of $14.1 million for the year-ago quarter. For the first quarter of fiscal year 2017, the Company invested a net $6.7 million ($4.5 million in North America and $2.2 million in the Asia-Pacific) in the lease fleet, as compared to $7.6 million in net fleet investment ($5.9 million in North America and $1.7 million in the Asia-Pacific) in the first quarter of fiscal year 2016.

Receivables were $40.5 million at September 30, 2016, as compared to $38.1 million at June 30, 2016. Days sales outstanding in receivables at September 30, 2016 for our Asia-Pacific and North American leasing operations increased from 36 to 39 days and from 49 to 54 days, respectively, since June 30, 2016.

Outlook

Based on our first quarter results and assuming the average exchange rate for the Australian dollar versus the U.S. dollar is comparable to fiscal year 2016, management remains comfortable with the outlook range provided in the Company's fourth quarter and fiscal year 2016 earnings press release and conference call. On that call, we stated that consolidated revenues for fiscal 2017 were expected to be in the range of $280 million to $300 million and that consolidated adjusted EBITDA would be flat to increasing up to 10% in fiscal year 2017 from fiscal year 2016. This outlook does not take into account the impact of any additional acquisitions that may occur in fiscal year 2017.

Conference Call Details
Management will host a conference call today at 8:30 a.m. Pacific Time (11:30 a.m. Eastern Time), to discuss the Company's operating results. The conference call number for U.S. participants is (866) 901-5096 and the conference call number for participants outside the U.S. is (706) 643-3717. The conference ID number for both conference call numbers is 94497635. Additionally, interested parties can listen to a live webcast of the call in the "Investor Relations" section of the Company's website at http://www.generalfinance.com.
A replay of the conference call may be accessed through November 21, 2016 by dialing (800) 585-8367 (U.S.) or (404) 537-3406 (international), using conference ID number 94497635.
After the replay has expired, interested parties can listen to the conference call via webcast in the "Investor Relations" section of the Company's website at http://www.generalfinance.com.
About General Finance Corporation

Headquartered in Pasadena, California, General Finance Corporation (NASDAQ: GFN, www.generalfinance.com) is a leading specialty rental services company offering portable storage, modular space and liquid containment solutions.  Management's expertise in these sectors drives disciplined growth strategies, operational guidance, effective capital allocation and capital markets support for the Company's subsidiaries.  The Company's Asia-Pacific leasing operations in Australia and New Zealand consist of majority-owned Royal Wolf Holdings Limited (www.royalwolf.com.au), the leading provider of portable storage solutions in those countries. The Company's North America leasing operations consist of wholly-owned subsidiaries Pac-Van, Inc. (www.pacvan.com) and Lone Star Tank Rental Inc. (www.lonestartank.com), providers of portable storage, office and liquid storage tank containers, mobile offices and modular buildings.  The Company also owns 90% of Southern Frac, LLC (www.southernfrac.com), a manufacturer of portable liquid storage tank containers and other steel-related products in North America.   Royal Wolf's shares trade under the symbol "RWH" on the Australian Securities Exchange.

Cautionary Statement about Forward-Looking Statements

Statements in this news release that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include, but are not limited to, statements addressing management's views with respect to future financial and operating results, competitive pressures, increases in interest rates for our variable rate indebtedness, our ability to raise capital or borrow additional funds, changes in the Australian, New Zealand or Canadian dollar relative to the U.S. dollar, regulatory changes, customer defaults or insolvencies, litigation, the acquisition of businesses that do not perform as we expect or that are difficult for us to integrate or control, our ability to procure adequate levels of products to meet customer demand, our ability to procure adequate supplies for our manufacturing operations, labor disruptions, adverse resolution of any contract or other disputes with customers, declines in demand for our products and services from key industries such as the Australian resources industry or the U.S. oil and gas and construction industries, or a write-off of all or a part of our goodwill and intangible assets. These risks and uncertainties could cause actual outcomes and results to differ materially from those described in our forward-looking statements. We believe that the expectations represented by our forward-looking statements are reasonable, yet there can be no assurance that such expectations will prove to be correct. Furthermore, unless otherwise stated, the forward-looking statements contained in this press release are made as of the date of the press release, and we do not undertake any obligation to update publicly or to revise any of the included forward-looking statements, whether as a result of new information, future events or otherwise unless required by applicable law. The forward-looking statements contained in this press release are expressly qualified by this cautionary statement. Readers are cautioned that these forward-looking statements involve certain risks and uncertainties, including those contained in filings with the Securities and Exchange Commission.

Investor/Media Contact
Larry Clark
Financial Profiles, Inc.
310-622-8223
-Financial Tables Follow-

GENERAL FINANCE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share data)
(Unaudited)

	Quarter Ended September 30,
	2015	2016
Revenues
Sales:
Lease inventories and fleet	$20,321	$20,372
Manufactured units	2,137	1,094
	22,458	21,466
Leasing	41,328	41,332
	63,786	62,798

Costs and expenses
Cost of Sales:
Lease inventories and fleet (exclusive of the items shown separately below)	14,545	13,832
Manufactured units	2,824	1,412
Direct costs of leasing operations	16,575	17,860
Selling and general expenses	16,764	16,528
Depreciation and amortization	9,079	9,503

Operating income	3,999	3,663

Interest income	17	23
Interest expense	(5,015)	(4,831)
Foreign currency exchange gain (loss) and other	108	(95)
	(4,890)	(4,903)

Loss before provision for income taxes	(891)	(1,240)

Provision (benefit) for income taxes	(356)	(496)

Net loss	(535)	(744)

Preferred stock dividends	(922)	(922)
Noncontrolling interest	(563)	(471)

Net loss attributable to common stockholders	$(2,020)	$(2,137)

Net loss per common share:
Basic	$(0.08)	$(0.08)
Diluted	(0.08)	(0.08)

Weighted average shares outstanding:
Basic	26,008,878	26,218,805
Diluted	26,008,878	26,218,805

GENERAL FINANCE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share data)
(Unaudited)

	June 30, 2016	September 30, 2016
Assets
Cash and cash equivalents	$9,342	$9,403
Trade and other receivables, net	38,067	40,503
Inventories	34,609	38,874
Prepaid expenses and other	9,366	9,555
Property, plant and equipment, net	26,951	26,125
Lease fleet, net	419,345	424,206
Goodwill	102,546	103,985
Other intangible assets, net	33,348	31,798
Total assets	$673,574	$684,449

Liabilities
Trade payables and accrued liabilities	$43,476	$39,928
Income taxes payable	175	—
Unearned revenue and advance payments	14,085	14,900
Senior and other debt, net	352,220	365,729
Deferred tax liabilities	39,006	39,319
Total liabilities	448,962	459,876

Commitments and contingencies	—	—

Equity
Cumulative preferred stock, $.0001 par value: 1,000,000 shares authorized; 400,100 shares issued and outstanding (in series)	40,100	40,100
Common stock, $.0001 par value: 100,000,000 shares authorized; 26,218,772 and 26,221,772 shares issued and outstanding at June 30, 2016 and September 30, 2016, respectively	3	3
Additional paid-in capital	122,568	121,593
Accumulated other comprehensive loss	(14,129)	(12,682)
Accumulated deficit	(10,010)	(11,225)
Total General Finance Corporation stockholders' equity	138,532	137,789
Equity of noncontrolling interests	86,080	86,784
Total equity	224,612	224,573
Total liabilities and equity	$673,574	$684,449

Explanation and Use of Non-GAAP Financial Measures

Earnings before interest, income taxes, impairment, depreciation and amortization and other non-operating costs and income ("EBITDA") and adjusted EBITDA are non-U.S. GAAP measures. We calculate adjusted EBITDA to eliminate the impact of certain items we do not consider to be indicative of the performance of our ongoing operations.  In addition, in evaluating adjusted EBITDA, you should be aware that in the future, we may incur expenses similar to the expenses excluded from our presentation of adjusted EBITDA. Our presentation of adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. We present adjusted EBITDA because we consider it to be an important supplemental measure of our performance and because we believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry, many of which present EBITDA and a form of adjusted EBITDA when reporting their results. Adjusted EBITDA has limitations as an analytical tool, and should not be considered in isolation, or as a substitute for analysis of our results as reported under U.S. GAAP. We compensate for these limitations by relying primarily on our U.S. GAAP results and using adjusted EBITDA only supplementally. The following tables show our adjusted EBITDA and the reconciliation from net income (loss) on a consolidated basis and from operating income (loss) for our geographic segments (in thousands):

	Quarter Ended September 30,
	2015	2016
Net loss	$(535)	$(744)
Add (deduct) —
Provision (benefit) for income taxes	(356)	(496)
Foreign currency exchange loss (gain) and other	(108)	95
Interest expense	5,015	4,831
Interest income	(17)	(23)
Depreciation and amortization	9,286	9,701
Share-based compensation expense	626	(405)
Adjusted EBITDA	$13,911	$12,959

	Quarter Ended September 30, 2015				Quarter Ended September 30, 2016
	Asia-Pacific	North America			Asia-Pacific	North America
	Leasing	Leasing	Manufacturing	Corporate	Leasing	Leasing	Manufacturing	Corporate
Operating income (loss)	$2,696	$3,786	$(1,147)	$(1,541)	$2,863	$2,606	$(618)	$(1,335)
Add -
Depreciation and amortization	3,471	5,736	266	-	3,808	5,881	198	2
Share-based compensation expense	131	112	37	346	(716)	85	22	204
Adjusted EBITDA	$6,298	$9,634	$(844)	$(1,195)	$5,955	$8,572	$(398)	$(1,129)
Intercompany adjustments				$18				$(41)